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                                                                    EXHIBIT 3(c)

            CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF
                INTERNATIONAL LOTTERY & TOTALIZATOR SYSTEMS, INC.
                            a California corporation

        M. Mark Michalko and Lawrence E. Logue certify that:

        1. They are the President and Secretary of International Lottery & Totalizator Systems, Inc., a California corporation.

        2. The Articles of Incorporation of this corporation shall be amended to add an Article Five to read as follows:

        "FIVE: (a) The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

               (b) This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

               (c) Any repeal or modification of this Article Five shall be prospective and shall not affect the rights of indemnification or limitation of liability in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification."

        3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

        4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares is 18,027,548. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  June 2, 1998


                               /s/  M. Mark Michalko
                               ----------------------------
                               M. Mark Michalko


                               /s/  Lawrence E. Logue
                               ----------------------------
                               Lawrence E. Logue